EMPLOYMENT AND NON-COMPETE AGREEMENT

AGREEMENT, dated as of May 17, 2000, between Mueller Industries, Inc., a Delaware corporation ("Mueller"), and William H. Hensley ("Employee").

 1. Effective beginning the date Employee's successor starts work through May 31, 2001 (the "Term"), Employee shall be paid a salary of $135,000 in equal bi-weekly installments.

 2. During the Term, Employee agrees to provide, during mutually agreeable times as requested by Mueller's then General Counsel or Chief
    Financial Officer, up to sixty days full-time work (in one day increments and up to four day per week) on projects selected by said individuals. This would be at no additional charge, other than reasonable out-of-pocket expenses.

 3. If, during the Term, Mueller requests additional work days from Employee (in one day increments up to four days per week), Employee shall be paid additional compensation of $1,400 per day, plus reasonable out-of-pocket expenses. From and after the earlier of (i) completion of ten days full-time work, or (ii) September 15, 2000, nothing in this Agreement shall prohibit Employee from accepting full or part-time employment from any non-competitor of Mueller, and any such additional work days shall be scheduled to accommodate any such alternative employment.

 4. During the Term, Employee shall remain an employee and eligible for continuation of employee benefits, including but not limited to life insurance, health and disability coverage and continued participation in the deferred compensation plan. Employee shall, however, not be entitled to any additional vacation accrual or any bonus payments for compensation paid during the Term.

 5. In the event of Employee's death during the Term, Employee shall cease to be an employee. In that event, Mueller agrees to make any remaining payments pursuant to items 1 and 6 to Employee's estate.

 6. If, as and when bonuses pursuant to Mueller's 2000 fiscal year bonus plan are paid to employees generally, Employee shall be entitled to participate at a 75% bonus level (subject to upward or downward adjustments as provided in the plan based on Mueller's 2000 earnings) for base compensation earned in 2000 prior to the commencement of the Term.

 7. Employee agrees not to assist any foreign or domestic manufacturer or distributor of copper tubing, copper or plastic fittings, IPD's Engineered Products, or brass rod, until March 31, 2005 (or, if less, the maximum time permissible under applicable law).






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 8. Each provision of this Agreement shall be independent of all other provisions, and if any provision of this Agreement is declared invalid by any court or other governmental agency of competent jurisdiction, each other provision of this Agreement shall remain in full force and effect and shall be construed to the extent possible as consistent with all other valid provisions in order to carry out the intent of the parties hereto.

 9. This Agreement is governed by the laws of the State of Tennessee.

MUELLER INDUSTRIES, INC.


 /S/WILLIAM D. O'HAGAN           /s/WILLIAM H. HENSLEY
By: William D. O'Hagan			William H. Hensley
President and CEO







































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